Exhibit
107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Alphabet Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.000% Notes due 2030	Rule 457(r)	$750,000,000	99.417%	$745,627,500	$0.00015310	$114,155.57
	Debt	4.500% Notes due 2035	Rule 457(r)	$1,250,000,000	98.585%	$1,232,312,500	$0.00015310	$188,667.04
	Debt	5.250% Notes due 2055	Rule 457(r)	$1,500,000,000	99.042%	$1,485,630,000	$0.00015310	$227,449.95
	Debt	5.300% Notes due 2065	Rule 457(r)	$1,500,000,000	98.461%	$1,476,915,000	$0.00015310	$226,115.69

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$4,940,485,000		$756,388.25

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$756,388.25
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of $5,000,000,000 aggregate principal amount of notes, with a maximum aggregate offering price of $4,940,485,000.